EXHIBIT 10.8

AMENDMENT #2 TO THE
JOY GLOBAL INC. INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

This amendment dated September 9, 2013 to the Joy Global Inc. International Employee Stock Purchase Plan (“Plan”) is made pursuant to Section 14 of the Plan.
WHEREAS, Joy Global Inc. (the “Company”) sponsors the Plan; and

WHEREAS, the Human Resources and Nominating Committee of the Company’s Board of Directors (the “Committee”) administers the Plan; and

WHEREAS, the Section 14 of the Plan permits the Committee to amend the Plan; and

WHEREAS, the Committee believes it is in the best interest of the Company to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, that effective immediately Section 6(a) should be deleted in its entirety and replaced to read as follows:

“(a)
Except as set out in Section 6(b) below, all Participant contributions to the International Plan shall be made only by payroll deductions. Through submission of an enrollment agreement, a Participant may authorize payroll deductions in an amount from 1% to 10% (in whole percentages) of the Participant’s Eligible Compensation on each payroll date during the applicable Offering Period(s). Payroll deductions for a Participant shall commence on the first payroll date on or after the Grant Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9.”

FURTHER RESOLVED, that effective immediately a new Section 6(b) should be inserted to read as follows, and the remaining subsections of Section 6 are renumbered accordingly:

“(b)
In the event that any law or regulation requires an Eligible Employee who is on authorized leave of absence at any time during the Offering Period to continue to qualify as an Eligible Employee, such Eligible Employee may elect to contribute to the International Plan, subject to its terms, throughout the leave period. If the Eligible Employee elects (subject to the rules of the International Plan) to contribute to the International Plan throughout the leave period, he or she must provide written notice of such intention to the Company, accompanied by a check for the full contribution amount for the subsequent payroll period. Such written notice and check must be received by the Company no less than two weeks prior to the start of the relevant payroll deduction date. Subsequent contributions must also be received by the Company by check at least two weeks prior to the start of the relevant payroll deduction date. Failure by the Eligible Employee to provide written notice and/or the full contribution for the relevant payroll period by each payroll period deadline will terminate the Eligible Employee’s participation in that Offering Period or negate the Eligible Employee’s ability to participate in that Offering Period, and all contributions which may have been credited to a Participant’s Account for that Offering Period will then be returned to the Participant.”